Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

Avaya Commences Tender Offer and Consent Solicitation for 111/8 % Senior Secured Notes Due 2009

—Avaya Announces Results of Required Repurchase of Liquid Yield Option™ Notes*

FOR IMMEDIATE RELEASE: MONDAY, NOVEMBER 1, 2004

BASKING RIDGE, N. J. – Avaya Inc. (NYSE: AV), a leading global provider of business communications software, systems and services, today announced that it commenced a cash tender offer for any and all of its 11 1/8 % Senior Secured Notes due 2009 (the “Notes”) and a consent solicitation to amend the related Note indenture.  The consent solicitation will seek consents from holders of the Notes to eliminate substantially all restrictive covenants, the reporting requirements and certain events of default from the Note indenture, as well as eliminate the requirement under the indenture to provide security for the Notes and related provisions regarding the collateral.

The offer and consent solicitation are subject to the terms and conditions set forth in Avaya’s Offer to Purchase and Consent Solicitation Statement dated November 1, 2004 (the “Offer to Purchase and Consent Solicitation Statement”) and will expire at 5:00 p.m., New York City time, on December 1, 2004, unless extended (the “Expiration Date”).  Avaya currently expects to have an initial settlement on November 16, 2004 for Notes tendered before 5:00 p.m., New York City time on November 15, 2004 (the “Early Consent Date”), followed by a final settlement promptly after the Expiration Date for Notes tendered after the Early Consent Date.  The Company reserves the right to extend the initial settlement date up to and including the final settlement date.  Holders of the Notes have limited withdrawal rights, as described in the Offer to Purchase and Consent Solicitation Statement and related materials.

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The purchase price (calculated as described in the Offer to Purchase and Consent Solicitation Statement) to be paid for each $1,000 in principal amount of the Notes validly tendered will be (1) the present value on the initial settlement date of $1,055.63 (the amount payable on April 1, 2006, which is the first optional redemption date of the Notes) and the present value of the interest from the last interest payment date until April 1, 2006, discounted at a rate equal to the sum of (i) the yield on the 1.50% U.S. Treasury Note due March 31, 2006 (the “reference yield”) and (ii) a fixed spread of 50 basis points, minus accrued and unpaid interest from the last interest payment date to, but not including, the initial settlement date, minus (2) an amount equal to the consent payment referred to below. In addition, accrued and unpaid interest will be paid on the tendered Notes up to, but not including, the applicable settlement date. The reference yield will be calculated in accordance with standard market practice as of 2:00 p.m., New York City time, on November 15, 2004 (unless extended), as reported by Bloomberg Government Pricing Monitor on “Page PX4.”

A consent payment of $30 will be paid for each $1,000 in principal amount of the Notes to holders who tender their Notes and deliver their consents to the proposed indenture amendments prior to the Early Consent Date.  Holders of Notes tendered after the Early Consent Date will not receive a consent payment.

The offer is subject to several conditions, including the receipt of consents from holders of, at least a majority in aggregate principal amount of the Notes, the execution of a supplemental indenture amending the Note indenture, and other customary conditions.  Avaya may amend, extend or terminate the offer and consent solicitation in its sole discretion.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes.  The offer and consent solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials, copies of which will be delivered to all noteholders.  Persons with questions regarding the offer and the consent solicitation should contact Citigroup, the Dealer Manager and Solicitation Agent, at (800) 558-3745 or (212) 723-6106, or Georgeson Shareholder Communications, the Information Agent, at (800) 457-5303.  Commerzbank Securities and Mitsubishi Securities are acting as Co-Dealer Managers for the offer and the consent solicitation.  Prior to 2:00 p.m., New York City time, on the Early Consent Date, unless extended, holders of the Notes may obtain a hypothetical quote of the consideration to be paid by calling either the Dealer Manager or the Information Agent. In addition, promptly following the final calculation of the consideration for the Notes, Avaya will publicly announce, by press release, the pricing information.

None of Avaya, the Dealer Manager, the Co-Dealer Managers or the Information Agent makes any recommendations as to whether or not holders should tender their Notes pursuant to the tender offer or consent to the proposed amendments to the Notes and the related indenture, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to consent to the proposed amendments to the Notes and the related indenture and to tender Notes, and, if so, the principal amount of Notes to tender.

Avaya also reported today that holders of Avaya’s Liquid Yield Option™ Notes* due 2021 (“LYONs”) validly surrendered for repurchase and did not withdraw LYONs with an aggregate principal amount at maturity of approximately $238,000, and Avaya will repurchase all of such LYONs.  The purchase price for the LYONs was $542.95 in cash per $1,000 principal amount at maturity of the LYONs.  The aggregate purchase price for all LYONs validly surrendered for repurchase and not withdrawn was approximately $129,222.10.  Payment will be made promptly to these holders electing to have their LYONs repurchased.   Approximately $548.8 million in aggregate principal amount at maturity of LYONs will remain outstanding following the completion of this repurchase.  The accreted value of the LYONs outstanding after our repurchase will be approximately $298 million.  In addition, Avaya has the right to redeem for cash all, or any portion, of the LYONs at any time prior to maturity.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services –Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com

*: Liquid Yield Option and LYON are trademarks of Merrill Lynch & Co., Inc.

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